Exhibit 10.5
QuidelOrtho Corporation
Individual Retirement Program for Joseph M. Busky (“Executive”)
Effective June 22, 2026 (“Effective Date”)

This Individual Retirement Program (this “Program”) for Joseph M. Busky (“Executive”) has been approved by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of QuidelOrtho Corporation (the “Company”), to provide Executive an incentive to continue his employment with the Company as Chief Financial Officer through the Retirement Date (as defined below) and during such period of employment, in addition to his roles and responsibilities to the Company and its affiliates as CFO, Executive will actively and diligently lead and support the Company’s efforts to identify and transition to a successor the role of the Company’s Chief Financial Officer.
1.Certain Defined Terms.
(a)“Cause” has the meaning set forth in the Severance and Change in Control Agreement, as in effect on the date hereof.
(b)“CFO” means, with respect to the Executive, performing as the Company’s Chief Financial Officer, or after the appointment of a successor Chief Financial Officer of the Company, serving in a full time transition capacity to support the successful transition of such new Chief Financial Officer for a period elected by the Company of up to three months.
(c)“Involuntary Termination” has the meaning set forth in the Severance and Change in Control Agreement, as in effect on the date hereof.
(d)“Retirement Date” means, unless the parties hereto agree on a later date, the earliest to occur of (i) July 10, 2026, (ii) the completion of a successful successor transition (as determined in the Company’s sole discretion) after a successor Chief Financial Officer is hired by the Company, and (iii) the date on which Executive experiences an Involuntary Termination.
(e)“Severance and Change in Control Agreement” means the Severance and Change in Control Agreement, dated as of November 30, 2023, by and between the Executive and the Company (as the same may be amended from time to time pursuant to its terms), and/or any similar agreement with Executive relating to Executive’s rights upon a change in control or severance payments, but for the avoidance of doubt, not any documents under the Second Amended and Restated 2018 Equity Incentive Plan, as amended, relating to the impact of such events or circumstances on equity grants issued to Executive by the Company.
(f)“Special Advisor Agreement” means a Special Advisor Agreement substantially in the form attached hereto as Exhibit A, with such changes thereto prior to execution as the Company or the Compensation Committee may determine necessary or appropriate to comply with applicable legal requirements.
2.Base Salary, Cash Bonus and Benefits.
(a)Provided that Executive remains continuously employed by the Company as CFO through the Retirement Date, through and including the Retirement Date, Executive will continue to receive a base salary at a pay rate of $680,000 per year (“Base Salary”) and be eligible for continued participation in Company health, welfare and benefit plans.
(b)From and after the Retirement Date, and subject to Section 6 hereof, Executive shall be employed pursuant to, and compensated and receive benefits in accordance with, that Special Advisor Agreement, and provisions of this Program shall be read with the Special Advisor Agreement such that there is no duplication of salary, bonus, equity or other payments, benefits or other consideration for any period.
3.Termination of this Program. If prior to the Retirement Date, (a) Executive terminates his employment with the Company and its affiliates on or after the Effective Date for any reason other than due to an Involuntary Termination, or (b) Executive’s employment is terminated by the Company for Cause, this Program will terminate on Executive’s last day of employment with the Company, and the Company shall have no further obligations and Executive shall have no further rights under this Program.
4.Severance and Change of Control. For the avoidance of doubt, this Program is in lieu of all other severance arrangements between Executive and the Company or severance plans to which Executive is eligible to participate. Notwithstanding the foregoing, if Executive experiences an Involuntary Termination of employment on or prior to the Retirement Date that would entitle him to benefits under the Severance and Change in Control Agreement, then Executive will be entitled to all benefits under the Severance and Change in Control Agreement, and the Company will not be required to enter into the Special Advisor Agreement.
5.Remote Office Location. From and after the Retirement Date, during his employment with the Company pursuant to the Special Advisor Agreement, Executive will work remotely. The Company will reimburse Executive for reasonable travel, accommodation, entertainment and other out-of-pocket expenses incurred by Executive in the performance of Executive’s duties to the Company, subject to the travel and entertainment policies of the Company in effect from time to time.
6.Special Advisor Agreement. If Executive remains employed with the Company or any of its affiliates as CFO through the Retirement Date, Executive and the Company shall enter into the Special Advisor Agreement effective upon Executive ceasing to serve as CFO; provided that Executive ends such service in good standing with the Company.
7.Assignment. The Company may assign any or all of its rights and obligations to Executive under this Program to a subsidiary of the Company, including assignment of the employment relationship of Executive with the Company or an affiliate.
8.Certain Executive Acknowledgements: Without limiting any other term of this Program, Executive understands and agrees that:
(a)the Company has no obligation to provide this Program to Executive and that any violation of the terms of this Program or other obligations to the Company or its affiliates by Executive that constitute Cause may result in, among other matters, termination of this Program by the Company, in the discretion of the Compensation Committee or the Board, without any payment or other benefit to Executive; and
(b)in providing this Program to Executive, the Company is not guaranteeing employment to Executive, and Executive remains an “at will” employee who may be terminated at any time, for any reason, in the discretion of the Company, subject to the terms and conditions hereof.
9.Taxes. All amounts payable to Executive hereunder shall be less applicable taxes and withholdings.
10.Arbitration. Any dispute arising out of this Program shall be resolved exclusively by final and binding arbitration. The parties agree that Section 15 (Dispute Resolution) of the Severance and Change in Control Agreement shall apply to this Program and is incorporated herein by reference as though fully set forth herein.

[Signature Page Follows]

The parties have executed and delivered this document as of the Effective Date.

QUIDELORTHO CORPORATION

By: /s/ Ronald Lee Bowman
Name: Ronald Lee Bowman
Title: Chief Human Resources Officer

EXECUTIVE

By: /s/ Joseph M. Busky
Name: Joseph M. Busky
Title: Chief Financial Officer

EXHIBIT A
Form of Special Advisor Agreement
SPECIAL ADVISOR AGREEMENT

THIS SPECIAL ADVISOR AGREEMENT (this “Agreement”) is made and entered as of [*], 2026 by and between Ortho-Clinical Diagnostics, Inc., a New York corporation (the “Company”), and Joseph M. Busky, an individual (“Busky”).
BACKGROUND
A.This Agreement is entered into by the parties as contemplated by the Individual Retirement Program for Joseph M. Busky by QuidelOrtho Corporation (“QuidelOrtho”), effective as of [*], 2026 (the “Program”).
B.The Company is a subsidiary of QuidelOrtho. QuidelOrtho, together with the Company and all other subsidiaries and affiliates of QuidelOrtho, is referred to herein as the “Company Group”.
C.Busky was hired by the Company pursuant to an Employment Offer Letter dated June 30, 2020 (the “Offer Letter”), and as an employee of the Company, Busky has provided advice and services to the Company Group, including as QuidelOrtho’s Chief Financial Officer (the “Officer Position”).
D. Busky is retiring from the Officer Position and desires to transition to the role of Special Advisor (as defined below) effective as of [*], 2026 (the “CFO End Date”).
E.The Company and Busky are entering into this Agreement to confirm their understandings as to the terms and conditions of Busky’s employment with the Company after the CFO End Date and each party’s commitments and obligations through the Term (as defined below).
F.In connection with Busky’s retirement from the Officer Position, and in the interest of settling all claims that could be raised in relation to Busky’s employment, the Company agrees to provide additional consideration in exchange for a release of claims in accordance with the terms described below.
AGREEMENT
1.Employment.
a.From and after the CFO End Date, and during the Term, Busky shall continue as an employee of the Company, but shall retire from the Officer Position and serve as a non-officer special advisor to the Company (“Special Advisor”), pursuant to which he will provide such advice and services to the Company Group as may be reasonably requested by the Company from time to time, including answering questions and/or assisting with the leadership transition of the Officer Position, and other general matters and special projects (collectively, the “Special Advisor Services”).
b.In providing the Special Advisor Services, Busky shall report to the Chief Executive Officer of the QuidelOrtho (“CEO”) or such other officer as designated by the CEO. Busky agrees to dutifully provide the Special Advisor Services to the best of his ability and at such locations as reasonably designated by the Company, and to make himself reasonably available on an as-needed basis to provide the Special Advisor Services.

c.Busky will provide the Special Advisor Services based out of Naples, Florida, or another location mutually agreed upon by the parties.
2.Term. Busky shall provide the Special Advisor Services for a period from and after the CFO End Date through January 31, 2029 (the “Initial Term”). The term of Busky’s employment shall continue until, and then automatically terminate, as of the last day of the Initial Term, unless terminated earlier pursuant to this Agreement or extended by agreement of the parties (the Initial Term, or such earlier or extended period, the “Term”). At the conclusion of the Term, Busky’s employment with the Company will terminate (the “Separation Date”). The parties acknowledge that during the Term, Busky’s employment with the Company is “at-will”.
3.Compensation.
a.Base Salary; Cash Bonus and Equity Grants. Subject to the terms and conditions herein, in consideration of Busky’s performance of the Special Advisor Services:
(1)the Company shall pay Busky a reduced annual base salary equal to: (i) a pay rate of $340,000 per annum for the first six months of the Initial Term; and (ii) from and after the first six months of the Initial Term, a pay rate of $100,000 per annum through the Separation Date.
(2)Busky shall continue to be entitled to participate in and receive payments with respect to QuidelOrtho’s 2026 annual cash bonus plan, payable based on business and individual performance as determined by the Compensation Committee of the QuidelOrtho Board of Directors in accordance with the plan and award documents therefor, provided that Busky’s target bonus amount of $680,000 for 2026 shall be reduced to $510,000 for 2026 to account for Busky’s reduced annual base salary following the CFO End Date.
(3)Busky acknowledges that Busky shall not be entitled to participate in or receive payments with respect to any annual cash bonus plans of QuidelOrtho (or other member of the Company Group) for any periods after calendar year 2026; provided that nothing contained herein shall limit Busky’s eligibility for special or one-time bonuses, during the Term, if any, as determined by the Company in its sole discretion.
(4)Busky acknowledges that Busky’s 2026 annual equity grant was made on January 30, 2026, and Busky is not and will not otherwise be entitled to any further equity grants by QuidelOrtho (or other member of the Company Group) for any periods during or after calendar year 2026.
(5)Subject to Section 6 hereof, through and including the Separation Date, all equity grants held by Busky and outstanding on the CFO End Date shall remain outstanding and continue to vest and be exercisable in accordance with their terms.

b.Benefits. Busky’s employee benefits for medical, dental and vision and 401(k) plan shall continue through the Initial Term at the same levels as are in effect as of the CFO End Date; provided, that nothing herein shall restrict the Company from amending such benefits provided that such amendments are effective for all Executive Officers entitled to such benefits.
c.No Further Benefits. Except as expressly set forth herein, Busky shall not be entitled to any other compensation or benefits or to participate in any other benefit program of the Company (or other member of the Company Group).
d.Interpretation. The provisions of this Agreement shall be read with the Program such that there is no duplication of salary, bonus, equity or other payments or other consideration for any period or event.
4.Additional Release Consideration. As consideration for Busky’s release of claims and other promises made in the Transition General Release and Separation General Release, substantially in the forms attached hereto as Exhibits A and B, (the “Transition General Release” and the “Separation General Release,” respectively), the Company will provide the following additional consideration:
a.Transition Release: If Busky elects to sign and return the Transition General Release within 21 days after the Retirement Date without revoking it during the revocation period set forth therein, the Company will pay Busky the amount set forth in Section 4 of the Transition General Release, less applicable taxes and withholdings, in accordance with the terms set forth in the Transition General Release. Busky understands and acknowledges that he is not otherwise entitled to such additional consideration but for signing and returning the Transition General Release.
b.Separation Release: If Busky elects to sign and return the Separation General Release within 21 days after the Separation Date without revoking it during the revocation period set forth therein, the Company will pay Busky the amount set forth in Section 4 of the Separation General Release, less applicable taxes and withholdings, in accordance with the terms set forth in the Separation General Release. Busky understands and acknowledges that he is not otherwise entitled to such additional consideration but for signing and returning the Separation General Release.
The Transition General Release and Separation General Release shall be substantially in the forms attached hereto as Exhibits A and B, respectively, with such changes thereto prior to execution as the Company may determine necessary or appropriate to comply with applicable legal requirements.
5.Busky’s Acknowledgements and Obligations. As a material condition to Busky’s receipt of the benefits set forth in Sections 3 and 6 hereof, Busky acknowledges and agrees that:
a.he will continue to comply with the terms and conditions of the Employee Secrecy, Intellectual Property, Non-Competition and Non-Solicitation Agreement by and between Executive and Ortho-Clinical Diagnostics, Inc., executed on or about June 30, 2020 (as amended from time to time pursuant to its terms, the “Confidentiality Agreement”), and applicable law;

b.while employed by the Company (or any member of the Company Group), he will not, directly or indirectly, provide services, whether as an employee, consultant, director, independent contractor, agent, owner or partner, to any person or entity that competes or is planning to compete with any member of the Company Group; provided, however, that Busky’s passive investment in up to two percent (2%) of the outstanding voting securities or similar equity interest in a publicly held entity shall not be deemed a breach of this provision; and
c.he will not make, directly or indirectly, any statement that is disparaging of any member of the Company Group, or any of their respective directors, employees, distributors or other business partners (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process or as otherwise provided herein or by applicable law, including the ability to discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Busky has reason to believe is unlawful).
6.Vesting of Equity Awards. The vesting of unvested equity awards (restricted stock units, including performance based restricted stock units, and options) held by Busky as of the CFO End Date shall continue to vest through the Term and be governed in accordance with QuidelOrtho’s applicable equity incentive plans and specific equity award grant documentation and the terms of the Program. All equity awards held by Busky on the Separation Date shall also be handled in accordance with QuidelOrtho’s applicable equity incentive plans and grant documentation and this Agreement.
7.Termination by the Company. In the event that Busky terminates his employment with the Company or he is subject to an Involuntarily Termination (as defined in the Program) prior to January 31, 2029, the Separation Date shall be such date of actual termination (rather than January 31, 2029.
a.In the event that Busky is terminated during the Term from his role as Special Advisor by the Company with Cause (as defined in the Program), Busky shall not be entitled to any further notice, payments or consideration hereunder, including any further benefits or vesting of equity as described in Section 3 and Section 6 hereof or under the Program, but shall only be entitled to salary, accrued benefits and other amounts legally owed to Busky through the date of employment termination. The Company shall thereafter have no further obligations to Busky and Busky shall have no further rights under this Agreement or the Program.
b.In the event that Busky is subject to an Involuntary Termination prior to the end of the Initial Term, provided that Busky executes and delivers to the Company within 21 calendar days after such termination (and thereafter does not revoke) a General Release substantially in the form attached hereto as Exhibit B, Busky shall be entitled to receive the following severance payments and benefits: (i) a lump-sum payment equal to the remaining amount of base salary, if any, that Busky would have received under Section 3(a)(1) if he had continued to be employed as Special Advisor through January 31, 2029, payable within 30 days after the effective date of the General Release, (ii) the acceleration and vesting of equity awards, as and to the extent described in and contemplated by Section 6 hereof, as though Busky’s employment continued through January 31, 2029,and (iii) the payment set forth in such General Release.
c.Busky shall be afforded a reasonable opportunity of up to 30 days (as of and upon written notice from the Company) to cure any willful neglect of his duties, any other circumstance that could constitute Cause or any other alleged material breach of this Agreement if such breach is reasonably susceptible of cure. If, in the reasonable good faith judgment of the Company, the alleged breach is not reasonably susceptible of cure, or such circumstances or material breach has not satisfactorily been cured within such 30 day period, such neglect of duties, circumstances or material breach shall there upon constitute Cause.
d.Subject to the foregoing, including subclause (b) above, if applicable, during the Term, Busky’s employment may be terminated with 30 days’ notice, subject to the approval of the QuidelOrtho’s Chief Executive Officer. In its discretion, the Company may provide compensation in lieu of the 30 days’ notice, provided that such compensation is equal to the base salary payable for such notice period and calculated based on Busky’s annual salary rate in effect at the time of such termination of employment.
8.Confidentiality of Business and Legal Information.
a.Busky acknowledges that the Company Group holds as confidential and/or privileged certain information (including, but not limited to, non-public information obtained by Busky in the Officer Position), as well as certain trade secret information and knowledge concerning the intimate and confidential affairs of the Company Group and the various phases of their respective businesses, including, for example and without limitation, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, mailing lists, customer lists, pricing information, manufacturing processes, distribution systems, computer systems or programs and other types of similar information within Busky’s knowledge by virtue of his employment with the Company Group (collectively, the foregoing shall be referred to herein as “Confidential Trade Secret, Proprietary and Legal Information”).
b.Busky agrees:
(1)That all Confidential Trade Secret, Proprietary and Legal Information shall be the sole property of the Company or other applicable member of the Company Group and that the Company or such other applicable member of the Company Group shall be and is the sole owner of all patents and other rights in connection therewith as well as any privileges;
(2)to hold in strictest confidence and to refrain from using or disclosing to any other person or entity, directly or indirectly, any Confidential Trade Secret, Proprietary and Legal Information, other than to the Company Group, their employees, directors and authorized representatives in the course and scope of his employment duties with the Company. In that regard, Busky expressly acknowledges that he has not disclosed (other than to the Company Group, their respective employees, directors and authorized representatives in the course of performing his job duties for the Company) any Confidential Trade Secret, Proprietary and Legal Information;
(3)that he will not disclose any Confidential Trade Secret, Proprietary and Legal Information at any time in the future (other than to the Company Group, their respective employees, directors and authorized representatives for purposes of performing his job duties for the Company);
(4)on the Separation Date and/or upon the Company’s request, he will return to the Company all property and documents of the Company Group, whether kept electronically or in hard copy form and will have retained no copies thereof; and

(5)this Section supplements the obligations of Busky contained in Section 5 hereof.
c.To the extent there is any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the most restrictive terms shall control to the extent permitted by applicable law.
9.Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and, except for the Indemnification Agreement, dated as of May 27, 2022, by and between QuidelOrtho and Busky (the “Indemnification Agreement”), the Program, the Confidentiality Agreement, and QuidelOrtho’s equity incentive plans and award documents, fully supersedes any and all prior agreements or understandings between the parties or their affiliates pertaining to the subject matter hereof. For the avoidance of doubt, the Offer Letter and the Severance and Change in Control Agreement (as defined in the Program), automatically expire as of the CFO End Date (and notwithstanding anything contained in the Program or such documents to the contrary, from and after which the Offer Letter and Severance and Change in Control Agreement will be of no force or effect), and except as expressly provided in this Agreement, Busky shall not be entitled to any payments or benefits of any kind in connection with a termination or resignation for any reason. The parties agree that no amendment or modification of this Agreement shall be effective unless it is in writing signed by both parties.
10. No Interference with Rights. Nothing in this Agreement including but not limited to the acknowledgments, proprietary information, confidentiality, and non-disparagement provisions, (a) limits or affects Busky’s right to disclose or discuss sexual harassment or sexual assault disputes, (b) prevents Busky from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Busky has reason to believe is unlawful or waives Busky’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of any member of the Company Group, or on the part of the agents or employees of any member of the Company Group, when Busky has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, (c) prevents Busky from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; or (d) prevents a non-management, non-supervisory employee from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to the employee in confidence by the Company as part of the employee’s job duties.
Notwithstanding the confidentiality and non-disclosure obligations in the Confidentiality Agreement, this Agreement and otherwise, Busky understands that as provided by the Federal Defend Trade Secrets Act, Busky will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
11.Taxes. All amounts payable to Busky hereunder shall be less applicable taxes and withholdings.
12.Miscellaneous.
a.Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Busky’s residence in the case of Busky or to its principal office, attention Chief Legal Officer, in the case of the Company.
b.Arbitration. Any dispute arising out of this Agreement, including related to the Special Advisor Services, shall be resolved exclusively by final and binding arbitration. . The parties agree that Section 15 (Dispute Resolution) of the Severance and Change in Control Agreement shall apply to this Agreement and is incorporated herein by reference as though fully set forth herein.
c.Waiver. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.
d.Severability/Modification. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect to the maximum extent permitted by law. Except as provided above, the parties agree that no amendment or modification of this Agreement shall be effective unless it is in writing signed by both parties.
e.Assignment. This Agreement may not be assigned by Busky. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.
f.Governing law and Jurisdiction. This Agreement shall be interpreted, construed, and enforced under the internal laws of the State of Florida. The courts and authorities of the State of Florida shall have sole jurisdiction and venue for purposes of enforcing the arbitration agreement above.
g.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together constitute one in the same agreement.

IN WITNESS, WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

    ORTHO-CLINICAL DIAGNOSTICS, INC.

JOSEPH M. BUSKY